Exhibit 99.1

SPY Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.spyoptic.com

SPY INC. REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER 2014

Fourth Quarter Year over Year Growth of 13.2%
SPY Inc. Total Company Year Ended December 31, 2014 Net Sales of $38.1 million

For Immediate Release: March 5, 2015

CARLSBAD, Calif.—SPY Inc. (OTCBB: XSPY) today announced financial results for the year ended December 31, 2014.

Fourth quarter sales were $9.8 million in 2014, an increase of 13.2% or $1.2 million more than in the fourth quarter of 2013. The increase in our net sales was primarily driven by strong goggle sales and continued growth in our prescription frames. Gross profit as a percentage of net sales was 46.8% for the quarter ended December 31, 2014, compared to 47.0% for the same period in 2013.

Annual sales were $38.1 million in 2014, an increase of 0.9% or $0.3 million more than in the year ended December 31, 2013. Sales included lower closeout sales of $2.0 million in 2014, compared to $2.8 million in 2013. The overall increase in net sales during the 2014 period was principally attributable to higher sales of our prescription frames and goggle lines. Gross profit as a percentage of net sales was 50.6% for the year ended December 31, 2014, compared to 49.9% for the year ended December 31, 2013.

“In the fourth quarter, we were once again happy with our continued positive sales trend and with such significant growth in our top three major categories: prescription frames, snow goggles and sunglasses,” said Michael Marckx, president and CEO. “We achieved a solid operating profit margin driven by the success of our snow goggle line, which for the first time included our proprietary Happy Lens™.   We are also excited by the increases achieved in our sunglasses and prescription frame categories and believe these trends will continue as we move through the first quarter of this year.”

Mr. Marckx continued, “In 2015, we are focused on building our business in the prescription frame channel, as well as the sporting and outdoor channels.  As a portion of our goal to grow our snow goggle business and the outdoor channel we have positioned ourselves to achieve continued growth from the investments that we made in the sponsorships with Powdr Resorts and those that we are making in 2015 with Boyne Resorts.  In addition, we are very committed to driving growth in SPY’s e-commerce business with our online partners.  This growth, along with a further expansion of our Happy Lens™ offering, improving our product margins and controlling our expenses will carry SPY to a successful and happy 2015.”

Income from operations increased by $0.5 million to $0.1 million for the fourth quarter of 2014, compared to a loss from operations of approximately $0.4 million in the fourth quarter of 2013. The $0.5 million increase was primarily due to the increase in sales and partially offset by a 20 basis point decrease in gross profit as a percent of sales.  Additionally, total operating expenses in the fourth quarter of 2014 were higher by $0.3 million, compared to the fourth quarter of 2013.

Income from operations increased by $0.5 million to $0.9 million for the year ended December 31, 2014, compared to $0.4 million for the year ended December 31, 2013. The $0.5 million increase was primarily due to the increase in sales and a 70 basis point improvement in gross profit as a percent of sales. Additionally, total operating expenses for the year ended December 31, 2014 were lower by $0.1 million, compared to the same period in 2013.

The Company incurred a net loss of $0.4 million and $1.3 million during the fourth quarter of 2014 and 2013, respectively.

The Company incurred a net loss of $1.9 million and $2.9 million during the years ended December 31, 2014 and 2013, respectively.

The results of our operations for the years ended December 31, 2014 and 2013 are more fully discussed in our Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 5, 2015.

SPY Inc.:

We have a happy disrespect for the usual way of looking (at life) and the need to SEE HAPPY. It is this mindset that drives us to design, market, and distribute premium products for people who “live” to be outdoors, pushing the boundaries in action sports, motorsports, snow sports, cycling and multi-sports. We actively support the lifestyle subcultures that surround these pursuits, and as a result our products serve the broader fashion, music and entertainment markets of the youth culture. Our reason for being is to create the unusual and this is what helps us deliver distinctive products to people who are active, fun and a bit irreverent, like us. Our principal products—sunglasses, goggles and prescription frames—are marketed with fun and creativity under the SPY® brand. More information about SPY may be obtained from: www.spyoptic.com, www.facebook.com/spyoptic, Twitter @spyoptic and Instagram @spyoptic.

Safe Harbor Statement:

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "feel," "estimate," "predict," “hope,” the negative of such terms, expressions of optimism or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.  Factors that could cause actual results to differ from those contained in our forward-looking statements include, but are not limited to lack of continuity and effectiveness of our management team, our ability to generate sufficient incremental sales of our core SPY® brand and new products to recoup our significant investments in sales and marketing, our ability to lower our expenses or otherwise reduce our breakeven point on an operating basis, our ability to maintain or increase the availability of our existing credit facilities and otherwise finance our strategic objectives, and the other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results. Moreover, except as required by law, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

CONTACTS:
Maddy Isbell, PR Manager
760-804-8420
Fax: 760-804-8442
investor.spyoptic.com

SPY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Thousands, except number of shares and per share amounts)

	December 31,	December 31,
	2014	2013
Assets
Current assets
Cash	$351	$686
Accounts receivable, net	7,171	6,543
Inventories, net	7,697	5,872
Prepaid expenses and other current assets	796	680
Income taxes receivable	—	3

Total current assets	16,015	13,784
Property and equipment, net	509	438
Intangible assets, net of accumulated amortization of $818 and $782 at December 31, 2014 and December 31, 2013, respectively	37	72
Other long-term assets	44	63

Total assets	$16,605	$14,357

Liabilities and Stockholders’ Deficit
Current liabilities
Lines of credit	$6,775	$4,024
Current portion of capital leases	73	77
Current portion of notes payable	16	16
Accounts payable	1,216	1,302
Accrued expenses and other liabilities	3,910	3,069

Total current liabilities	11,990	8,488
Capital leases, less current portion	22	92
Notes payable, less current portion	—	16
Notes payable to stockholders	21,568	21,452

Total liabilities	33,580	30,048
Stockholders’ deficit
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 13,392,293 and 13,184,876 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	1	1
Additional paid-in capital	46,043	45,331
Accumulated other comprehensive income	450	520
Accumulated deficit	(63,469)	(61,543)

Total stockholders’ deficit	(16,975)	(15,691)

Total liabilities and stockholders’ deficit	$16,605	$14,357

SPY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited)
Net sales	$9,768	$8,627	$38,120	$37,782
Cost of sales	5,199	4,571	18,831	18,921

Gross profit	4,569	4,056	19,289	18,861
Operating expenses:
Sales and marketing	2,790	2,547	11,506	11,314
General and administrative	1,405	1,607	5,692	6,112
Shipping and warehousing	122	155	540	534
Research and development	140	158	661	502

Total operating expenses	4,457	4,144	18,399	18,462

Income (loss) from operations	112	(577)	890	399
Other expense:
Interest expense	497	737	2,500	2,966
Foreign currency transaction loss	32	116	138	290
Other expense	6	2	175	5

Total other expense	(535)	(855)	(2,813)	(3,261)

Loss before provision for income taxes	(423)	(1,265)	(1,923)	(2,862)
Income tax provision	—	—	3	—

Net loss	$(423)	$(1,265)	$(1,926)	$(2,862)

Net loss per share of Common Stock
Basic and diluted	$(0.03)	$(0.10)	$(0.14)	$(0.22)

Shares used in computing net loss per share of Common Stock
Basic and diluted	13,388	13,185	13,331	13,155

Other comprehensive income (loss):
Foreign currency translation adjustment	$941	$(107)	$703	$(239)
Unrealized gain (loss) on foreign currency exposure of net investment in foreign operations	(963)	118	(773)	265

Total other comprehensive income (loss)	(22)	11	(70)	26

Comprehensive loss	$(445)	$(1,254)	$(1,996)	$(2,836)